Exhibit 99.1

W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath Vice President – External Financial Communications 203-629-3000

W. R. BERKLEY CORPORATION ANNOUNCES REDEMPTION OF

W. R. BERKLEY TRUST ORIGINATED SECURITIES

Greenwich, CT, April 26, 2013 — W. R. Berkley Corporation (NYSE: WRB) announced today that, as contemplated in its recent offering of $350 million aggregate principal amount of 5.625% Subordinated Debentures due 2053, it will cause to be redeemed all outstanding 6.750% Trust Originated Preferred Securities(SM) (“TOPrS(SM)”) (CUSIP No. 08449Q 20 3) of W. R. Berkley Capital Trust II (“W. R. Berkley Trust”) on May 26, 2013 (the “Redemption Date”) at a redemption price equal to $25 per $25 liquidation amount of the securities, together with accrued and unpaid distributions on the securities to, but not including, the Redemption Date. The Bank of New York Mellon will act as Paying Agent. Redemptions will be made upon the presentation and surrender of the securities to the Paying Agent by mail, by hand or by overnight delivery at The Bank of New York Mellon, Corporate Trust Operations, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

In connection with such redemption of the W. R. Berkley Trust securities, W. R. Berkley Corporation will prepay all of its outstanding 6.750% Subordinated Debentures due 2045 currently held by W. R. Berkley Trust on the Redemption Date at par plus accrued and unpaid interest to, but not including, the Redemption Date. The proceeds from the prepayment of the debentures will be used by W. R. Berkley Trust, the sole holder of the debentures, to redeem its capital securities.

Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in three segments of the property casualty insurance business: insurance-domestic, insurance-international and reinsurance-global.